SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 13, 2006

SCOTIA PACIFIC COMPANY LLC

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of incorporation)

333-63825

(Commission File Number)

68-0414690

(I.R.S. Employer Identification Number)

P.O. Box 712 125 Main Street, 2nd Floor Scotia, California (Address of Principal Executive Offices)	95565 (Zip Code)

Registrant's telephone number, including area code: (707) 764-2330

Item 1.01.  Entry into a Material Definitive Agreement.

To the extent applicable, the contents of Item 8.01 below are incorporated into this Item 1.01 by reference.

Item 8.01.	Other Events.

On January 13, 2006, the Registrant consummated a "Lump Sum Sale" of certain "Company Timber" pursuant to (and as such terms are defined in) Registrant's Indenture dated as of July 20, 1998 (the "Indenture"). In accordance with the Indenture, the specified Company Timber was released from the liens securing the Registrant's outstanding Timber Collateralized Notes ("Timber Notes"). The purchaser in the Lump Sum Sale was MAXXAM Group Inc., which wholly owns the Registrant's parent company, The Pacific Lumber Company ("Palco"). A cash purchase price of $2,340,030.42 was paid in the Lump Sum Sale, which was calculated using the applicable prices established by the California State Board of Equalization for the first half of 2006.

Registrant expects that the cash from the Lump Sum Sale, together with other cash receipts and available resources, will be adequate to allow Registrant to pay all of the interest due on the January 20, 2006 payment date for Registrant's Timber Notes. Registrant has previously disclosed that, in the absence of significant regulatory relief and accommodations, its projected average annual harvest level over the ten-year period beginning 2006 is estimated at approximately 100 million board feet per year, substantially below both historical levels and the minimum levels necessary in order to allow Registrant to satisfy future debt service obligations in respect of the Timber Notes. Management has taken steps to reduce Registrant's cost structure in response to these anticipated reductions in harvest levels and cash flows. To the extent that Registrant is unable to restructure the Timber Notes consistent with management's expectations as to future harvest levels and cash flows, or to secure additional liquidity from external sources, Registrant expects that it will be forced to take extraordinary actions, which may include further reducing expenditures by laying off employees and shutting down various operations; seeking other sources of liquidity, such as from asset sales; and seeking protection by filing under the Bankruptcy Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 18, 2006	SCOTIA PACIFIC COMPANY LLC

By:    /s/ Gary L. Clark

Name:	Gary L. Clark
Title:	Vice President, Finance & Administration

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